As filed with the Securities and Exchange Commission on September 27, 2005.
Registration No. 333-105388

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
ON
FORM S-3
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NATIONSHEALTH, INC.
(Exact name of registrant as specified in its charter)

Delaware	5912	06-1688360
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
incorporation or organization)	Classification Code Number)
13650 NW 8th Street, Suite 109
Sunrise, FL 33325
(954) 903-5000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Glenn M. Parker, M.D.
Chief Executive Officer
13650 NW 8th Street, Suite 109
Sunrise, FL 33325
(954) 903-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:
Ira J. Coleman, Esq.
McDermott Will & Emery LLP
201 South Biscayne Boulevard
Miami, FL 33131
Tel. (305) 358-3500
Approximate date of commencement of proposed sale to the public:
From time to time after this post-effective amendment to registration statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note
     This Post-Effective Amendment No. 1 on Form S-3 contains an updated prospectus relating to (i) the offering and sale of shares of common stock issuable upon exercise of warrants that were issued to public investors in connection with the registrant’s initial public offering and (ii) certain securities issuable upon exercise of an option sold to the representative of the underwriters in connection with such offering, all of which were (together with certain other securities of the registrant) initially registered by Millstream Acquisition Corporation, the former name of the registrant, on the Registration Statement on Form S-1 (File No. 333-105388) declared effective by the Securities and Exchange Commission on August 28, 2003. This Post-Effective Amendment No. 1 on Form S-3 is being filed to convert such Registration Statement on Form S-1 into a Registration Statement on Form S-3. All filing fees payable in connection with the registration of these securities were previously paid in connection with the filing of the original registration statement.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated September 27, 2005
Prospectus
NationsHealth, Inc.
8,025,200 Shares of
Common Stock
This prospectus relates to 8,025,200 shares of our common stock, par value $0.0001 per share, which are issuable upon the exercise of warrants originally issued in a public offering pursuant to a prospectus dated August 25, 2003. In order to obtain the shares, the holders of the warrants must pay an exercise price of $5.00 per share. We will receive proceeds from the exercise of the warrants but not from the sale of the underlying common stock.
In connection with Millstream Acquisition Corporation’s initial public offering, Millstream sold to EarlyBirdCapital, Inc., who acted as the representative of the underwriters in such offering, an option to purchase up to 350,000 units at a purchase price of $9.90 per unit. The units issuable upon exercise of the option are identical to the units that were offered in such offering except that the warrants included in the option have an exercise price of $6.00 per share. The registration statement of which this prospectus forms a part also covers the units underlying the option, the shares of common stock and the warrants included as part of such units and the shares of common stock underlying the warrants included as part of such units.
Our shares of common stock are currently traded on the Small Cap Market of the Nasdaq Stock Market under the symbol “NHRX.” On September 26, 2005, the closing sale price of the common stock was $7.90.
An investment in these securities involves a high degree of risk. See “Risk Factors” beginning on page 3 to read about factors you should consider before buying shares of our common stock.
These securities have not been approved or disapproved by the SEC or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is           , 2005

COMPANY OVERVIEW
     NationsHealth, Inc. was formed through the merger of NationsHealth Holdings, LLC, a privately-held company based in Sunrise, Florida, and Millstream Acquisition Corporation. Millstream was formed on April 11, 2003 to serve as a vehicle to effect a merger, capital stock exchange, asset acquisition or other similar business combination. On August 28, 2003, Millstream’s initial public offering was consummated. Of the approximately $21,418,000 in net proceeds from the offering, $20,685,000 was placed in trust to be used for a potential business combination and the remaining proceeds were available for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.
     On March 9, 2004, Millstream entered into a definitive merger agreement with NationsHealth Holdings. On August 30, 2004, the shareholders of Millstream voted to approve the merger agreement. Upon consummation of the merger on August 31, 2004, NationsHealth Holdings merged with and into Millstream and Millstream changed its name to NationsHealth, Inc.
     We are a growing provider of diabetes and ostomy supplies reimbursable by Medicare Part B, as well as a provider of prescription discount services. We have also recently entered into a joint venture to develop, own and operate a specialty and oncology pharmacy business. Our focus is on providing services and supplies to the approximately 40 million Medicare beneficiaries in the United States. Our proprietary and scalable information technology platform supports the large scale enrollment and servicing of individual cardholders and patients, discount prescription card fulfillment, prescription discount administration, and patient management. In addition, we have entered into an agreement with Connecticut General Life Insurance Company, or CIGNA, that we expect, subject to approval by the federal Centers for Medicare & Medicaid Services, will enable us to participate with CIGNA in connection with CIGNA’s offering Medicare Part D prescription drug plans to Medicare beneficiaries, effective January 1, 2006. This arrangement will combine CIGNA’s pharmacy product portfolio and expertise with regard to clinical management programs and our experience with regard to Medicare and expertise in enrolling individual Medicare eligible patients. CIGNA’s responsibilities will include insurance licensing, product and formulary development and pricing, claims processing and reporting to the Center for Medicare Services. We will be responsible for marketing, member enrollment and service, distribution, billing and collections. In connection with our agreement with CIGNA, we have agreed to discontinue marketing prescription discount cards to individuals who are eligible for benefits under Medicare Part D effective October 1, 2005 for the duration of our agreement with CIGNA.
     In September 2005, we sold our respiratory division (including our respiratory-related inventory and respiratory customer files) to Lincare Inc. and Med 4 Home Inc. for $16,000,000. Approximately 32% of our revenues for the first six months of 2005 were from our respiratory division, which had approximately 32,000 patients as of June 30, 2005. We intend to use the proceeds of the sale of the respiratory division to finance the development of our strategic alliance with CIGNA to provide Medicare Part D prescription drug plans, described more fully above.
     Our operational and information systems have been designed to facilitate the enrollment of patients on an individual basis. This enables us to maximize the benefits and services we deliver to our extensive patient base. Patient care representatives are available through toll-free phone numbers to assist patients with questions they may have and are trained regarding the use of all the products we sell. Our representatives are specifically trained to direct patients to sources where they can find more information concerning their medical conditions and to direct patients to their physicians when appropriate. We believe our high level of patient service and our proprietary scalable information technology platform, which supports the individual enrollment of new cardholders and patients, provides us with a competitive advantage.
     Our principal executive offices are located at 13650 NW 8th Street, Suite 109, Sunrise, FL 33325 and our telephone number is (954) 903-5000.

THE OFFERING

Securities offered#	8,025,200 shares of common stock, underlying warrants with an exercise price of $5.00 per share. The warrants expire on August 25, 2007.

Common Stock#
Number outstanding before this offering	26,424,355
Number to be outstanding after this offering	34,449,555, assuming the exercise of all of the warrants

Nasdaq SmallCap Market symbol for our common stock	NHRX

Offering proceeds#	Assuming the exercise of all the warrants, we will receive gross proceeds of $40,126,000. We intend to use the proceeds from the exercise of the warrants for working capital, operating expenses and other general corporate purposes.

#	Does not give effect to the option held by EarlyBirdCapital, who acted as the representative of the underwriters in connection with Millstream’s initial public offering. The option is exercisable for up to 350,000 units at a purchase price of $9.90 per unit. The units issuable upon exercise of the option are identical to the units that were offered in such offering except that the warrants included in the option have an exercise price of $6.00 per share.

RISK FACTORS
Investing in our common stock is risky. You should carefully consider the following risks, as well as the other information contained in this prospectus, before making your decision to invest in our common stock. If any of the following risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the trading price of our common stock could decline, and you could lose all or a part of your investment.
Risks Related to Our Business
We have a limited operating history and are subject to the risks of a new enterprise.
Our limited operating history makes it difficult to predict how our business will develop. We have incurred operating losses since we commenced operations in 2002. Accordingly, we face the risks and uncertainties encountered by early-stage companies, such as:
•	No history of profitability

•	Uncertain growth in the market for, and uncertain market acceptance of, our services

•	The evolving nature of the healthcare marketplace and the Medicare regulatory environment

•	The risks of competition, technological change or evolving patient preferences could harm sales of our products or services
We could experience significantly reduced revenues and net income if Medicare changes, delays, reduces or denies reimbursement.
We depend on the continued availability of reimbursement by government and private insurance plans for products sold to our patients. The federal regulatory authorities periodically review and adjust reimbursement amounts. Any reduction in Medicare reimbursement currently available for our products would reduce our revenues. The Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or MMA, reduced Medicare reimbursement rates for diabetic testing supplies, effective in 2005. The reduction in reimbursement rates has had a negative impact on our revenues and earnings. Similarly, any increase in the cost of such products would reduce our net income unless there was a corresponding increase in Medicare reimbursement. Our revenues and net income could also be adversely affected by the imposition of more stringent regulatory requirements for Medicare reimbursement or adjustments to previously reimbursed amounts or by changes in co-pay amounts.
If we do not have sufficient capital to fund additional advertising, our ability to grow our business will be substantially diminished.
Our growth in revenues to date has been attributable, in large part, to the acquisition of new patients that have been generated primarily by television advertising, which in turn is dependent on the availability of capital to fund such advertising. At this stage in our development, we believe our revenues can continue to be increased through additional advertising. If we do not have access to sufficient capital to fund such advertising, our ability to grow our business will be substantially diminished. We can provide no assurance that we will have access to sufficient capital to fund such advertising, or that if we sought to raise additional capital from third parties through debt or equity financings, that such capital would be available on acceptable terms or at all.
If we do not manage our growth successfully, our growth and chances for achieving profitability may slow or stop.
We have expanded our operations rapidly and intend to continue this expansion. This expansion has created significant demands on our administrative, operational and financial personnel and other resources, particularly our need for working capital. Additional expansion in existing or new markets could strain these resources and increase our need for capital, which may result in cash flow shortages. Our personnel, systems, procedures, controls and existing space may not be adequate to support further expansion.

The profitability of our supply business will decrease if we do not receive recurring orders from patients.
Due primarily to the marketing and regulatory compliance costs associated with the initial patient qualification, we generally incur losses and negative cash flow with respect to the first order for supplies from a patient. Accordingly, the profitability of our medical products supply business depends on recurring and sustained reorders. Reorder rates are inherently uncertain due to several factors, many of which are outside our control. These include changing patient preferences, competitive price pressures, patient transition to extended care facilities, patient mortality and general economic conditions.
We could experience significantly reduced revenues and net income from sales of diabetes products if improved technologies developed for glucose monitoring eliminate the need for consumable testing supplies.
Approximately 57%, 45%, and 51% of our revenue for the first six months of 2005 and the years 2004 and 2003, respectively, was from consumable diabetic testing supplies. Patients use these supplies to draw and test small quantities of blood for the purpose of measuring and monitoring glucose levels. Numerous research efforts are underway to develop more convenient and less intrusive glucose measurement techniques. The commercialization and widespread acceptance of new technologies that eliminate or reduce the need for consumable testing supplies could negatively affect sales in this market segment.
Due to our size and limited operating history, we depend substantially on certain key personnel.
Due to our size and limited operating history, our success depends to a large extent upon the continued service of executive officers and key employees. The loss of the services of one or more of these key employees could have an adverse effect on us. While none of these key personnel is irreplaceable, the loss of the services of any of these individuals may be disruptive to our business. We believe that our future success will also depend in large part upon our ability to attract and retain highly-skilled management personnel. Competition within the medical supply products industry for such personnel is intense. There can be no assurance that we will be successful in attracting and retaining such personnel on terms acceptable to us.
Key personnel have rights under employment agreements that could require us to make substantial payments to them.
We have employment agreements with each of Glenn M. Parker, M.D., Robert Gregg and Lewis Stone. The employment agreements provide that if we or the key person terminate employment in several specified events, that key person has the right to cause us to repurchase a number of shares of our common stock owned by the key person with a value of up to $3,000,000 based on then current market prices. Alternatively, we may elect to sell these shares of common stock to third parties or to register the resale of these shares. In the event a sale or registration results in proceeds less than the key person is to receive related to their right to sell, then we shall pay to the key person the difference between the requested dollar amount and the proceeds of the sale. The occurrence of either of these events could materially and adversely affect us as it may require us to make large cash payments to these individuals, thus reducing the amount of cash available to us.
We have agreed to purchase a large amount of medical supplies and products from various vendors and we may not have the cash to satisfy these purchase obligations.
As of June 30, 2005, we agreed to purchase a minimum aggregate amount of approximately $82.8 million of medical supplies and products from certain vendors at certain intervals through October 31, 2007. This commitment enabled us to receive significant discounts on the medical supplies and products purchased from these vendors. There can be no assurance that we will generate enough revenues to satisfy these minimum purchase obligations. Although our purchases of medical supplies have exceeded these commitments through March 31, 2005, which was the latest measurement date, the minimum commitments for future periods are significantly higher. Approximately 44% of our purchase commitments were made under a distribution agreement that we executed with a vendor who subsequently acquired a membership interest in NationsHealth Holdings, which was later converted into common stock of NationsHealth, Inc.

We may be liable to refund rebates and discounts that we received under agreements with certain of our suppliers, which liability may reduce the amount of cash available to us.
We have entered into agreements with several suppliers of medical products which provide for pricing discounts based on purchase volumes and require us to make minimum annual purchase commitments. The agreements also restrict us from selling medical supplies to other distributors and wholesalers. Due to our sales of products to one of our affiliated companies in 2002 and in the first half of 2003, which in turn resold the products to third parties, one of the suppliers under one of these agreements has alleged that we sold products to non-Medicare beneficiaries in contravention of the agreement. There can be no assurance that the suppliers will not take legal action against us, including requiring us to refund rebates and discounts that we received pursuant to these agreements. The maximum amount of rebates and discounts which could be subject to such claims is approximately $1.6 million. If legal action were commenced, we could incur significant legal expenses and could also be subject to substantial liability depending on how the action is ultimately resolved, whether by settlement or judgment.
If any of our information technology platforms malfunction, our business and profitability may be seriously harmed.
Our business relies on proprietary information technology platforms that support the individual enrollment of new members, discount card fulfillment, prescription discount administration, document generation and collection, and patient management. In addition, we use information technology platforms that provide us with electronic connectivity to a large number of pharmacies, shipping vendors and billing services. Due to the relatively high volume, the successful operation of our proprietary information technology platforms is necessary for us to transact business profitably. In addition, due to the highly regulated nature of the Medicare billing and payment process, the successful operation of our proprietary information technology platforms is necessary for us to be able to operate our business. A malfunction of the information technology systems will be disruptive to our business operations and, based on the duration of such malfunction, could result in reduced sales or profitability and the possible loss of patients.
We may have difficulties in finding replacement supplies if we lose any agreement with our suppliers of medical products, which may cause us to experience reduced sales and profitability.
We receive volume-based discounts under our agreements with suppliers of medical products. These discounts favorably impact our gross margins. Any failure to achieve or sustain volume-based discounts under these supply agreements would negatively affect our profitability. In addition, many of the supply agreements that we have with our suppliers are terminable without cause upon the giving of a specified number of days’ advance written notice. In the event that one or more of these suppliers elects to terminate their supply agreements, we may have difficulties in finding replacement suppliers, which may prevent us from purchasing a sufficient amount of supplies to satisfy the demands of our patients.
We have invested significant capital and dedicated substantial resources to our Medicare Part D prescription drug partnership.
Our ability to profit from our investment in the Medicare Part D program depends upon many factors, including the ability of our strategic partner being awarded a Part D contract by Medicare; our ability to obtain funding to support the Part D strategic partnership; accuracy of projections with respect to Part D enrollment and market opportunities; our ability to maintain our existing customer base and our customers’ desire to take advantage of Part D services; our dependence on key personnel; continued access to enrollment bases; uncertainty in our costs incurred in administering the Part D program; and changes in Medicare, Medicaid, Tricare, Champus and any other state or national-based reimbursement program.
Risks Related to Our Industry
If we do not comply with applicable government regulations, we may be prohibited from selling our products and could experience significantly reduced revenues and net income.

The majority of the products that we sell are regulated by the FDA and other regulatory agencies. If any of these agencies mandate a suspension of sales of products or a recall, we may lose sales and incur expenses until we are in compliance with the regulations or change to another acceptable supplier.
As a Medicare supplier, we are subject to extensive regulation including, but not limited to, the Medicare durable medical equipment, or DME, supplier standards and the federal health care program anti-fraud and abuse laws. While we believe that our current and contemplated future operations materially comply with applicable regulatory requirements, there are a number of common practices in the industry where the law is unsettled and there have not been decided cases or definitive statements by the regulatory authorities concerning such practices. Specifically, we, like many providers of diabetes supplies, obtain glucose monitors from manufacturers without charge and, in turn, provide them to Medicare beneficiaries without charge. These practices potentially implicate the federal health care program anti-kickback law and the law prohibiting payment of inducements to Medicare beneficiaries. Another practice, our telephone calls to beneficiaries based on such beneficiaries’ initial telephone calls to an outsourced third-party call center, could implicate the Medicare anti-telemarketing law. Additionally, our retail initiative is a new initiative that could potentially raise questions about our role and the role of the retail pharmacy under the Medicare DME supplier standards. In each case, we have evaluated the practices at issue and believe that they are in compliance with applicable requirements. However, there can be no assurance that such practices could not be challenged. Any such challenge, regardless of whether successful, could have a material adverse effect on our business.
In addition, any negligence or mistake we make in processing Medicare reimbursement claims could lead to recoupment of past payments and/or our suspension from the Medicare program.
We are also subject to state laws and regulations, including those governing pharmacy licensing and DME supplier licensing, which are costly and burdensome. Although we believe we are in material compliance with such state laws and regulations, our failure to comply or failure to continue to comply with these state laws and regulations could materially and adversely affect our business.
Finally, under the MMA, the legal framework governing the MMA’s Prescription Drug Discount Card and Prescription Drug Plan is complex, and in many cases ambiguous. Under the MMA, we are not presently permitted to market our current Medicare Part B products to enrollees of the PrecisionDiscounts Program.
Violation of the above-described federal and state laws may result in penalties that include loss or prohibition of payment for services, loss of licenses, fines, and other civil or criminal penalties, including exclusion from governmental programs.
The cost of efforts to comply with HIPAA regulations and the possible consequence of non-compliance could significantly affect our operations and net income.
The Health Insurance Portability and Accountability Act, or HIPAA, is comprised of several components which apply to our Company as a “covered entity.” At this time, we expect to maintain our compliance with the regulations already in effect and anticipate that we will be able to materially comply with the Security Standards by their mandatory compliance date. However, if we do not comply with existing or new laws and regulations related to patient health information we may face potential criminal or civil sanctions. New health information standards, whether implemented pursuant to HIPAA or otherwise, could have a significant effect on the manner in which we handle health care related data and communicate with payors, and the cost of complying with these standards could be significant.
Our accounts receivable are subject to significant collection risk due to third-party payors.
Seeking reimbursement from third-party payors is subject to rigorous requirements and involves complicated paperwork. This may result in us suffering extremely long collection times, or not collecting at all, on a significant portion of our accounts receivable. If we are unable to obtain reimbursement from third-party payors, where permitted, we may seek payment of the entire account receivable from our patient, who may not be financially capable of making the payment.
We could be liable for harm caused by products that we sell.
The sale of medical supply products entails the risk that users will make product liability claims against us. A product liability claim could be expensive to resolve, even if the claim is resolved in our favor. While we believe that our insurance provides adequate coverage, no assurance can be made that adequate coverage will exist for these claims.
Risks Related to Owning Our Equity Securities
A substantial number of shares of our common stock will become eligible for future resale in the public market which could result in dilution and an adverse effect on the market price of our common stock.
There were 21,375,000 shares of our common stock issued in the merger with NationsHealth Holdings, of which 1,802,976 have been registered for sale in the public market and the remainder will become available for resale in the public market at prescribed times in the future. On August 18, 2005, another 273,897 shares of our common stock were issued to US Bioservices Corporation for $1,500,000 to fulfill our capital contribution obligation related to the formation of NationsHealth Specialty Rx, L.L.C. In addition, as of June 30, 2005 there were warrants and options, including the underwriter’s option, outstanding to purchase 10,498,575 shares of common stock. As of June 30, 2005, we also had convertible notes outstanding which are convertible into 2,286,585 additional shares of common stock. Moreover, 750,000 shares of Millstream common stock purchased by its stockholders prior to the initial public offering will be held in escrow until August 25, 2006, at which time they will be released from escrow and become eligible for resale in the public market subject to compliance with applicable law. Pursuant to our agreement with CIGNA, contingent upon approval of CIGNA’s Medicare Part D prescription drug plan by the federal Centers for Medicare & Medicaid Services, or CMS, CIGNA will purchase 303,030 shares of our common stock and receive warrants to purchase an additional 2,936,450 shares at $6.60 per share. Consequently, at various times in the future, a substantial number of additional shares of our common stock will be eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of such shares and of the warrants.
Voting control by our executive officers, directors and other affiliates may limit your ability to influence the outcome of director elections and other matters requiring stockholder approval.
Our executive officers, directors and affiliates control the rights to vote a majority of our common stock. These stockholders can control substantially all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. This concentration of ownership could have the effect of delaying or preventing a change in our control or discouraging a potential acquirer from attempting to obtain control of us, which in turn could have a material adverse effect on the market price of our common stock or prevent our stockholders from realizing a premium over the market price for their shares of common stock.
If we fail to maintain an effective system of internal controls in the future, we may not be able to accurately report our financial results or prevent fraud. As a result, investors may lose confidence in our financial reporting.
Pursuant to the SEC’s rules adopted under the Sarbanes-Oxley Act of 2002, companies that are not “accelerated filers,” like us, have to report annually on the effectiveness of their internal control over financial reporting beginning with their annual reports for 2007. Among other things, we must perform systems and processes evaluation and testing. We must also conduct an assessment of our internal controls to allow management to report on, and our independent registered public accounting firm to attest to, our assessment of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. In the future, our continued assessment, or the subsequent assessment by our independent registered public accounting firm, may reveal significant deficiencies or material weaknesses in our internal controls, which may need to be disclosed in future Annual Reports on Form 10-K. Disclosures of this type could cause investors to lose confidence in our financial reporting and may negatively affect the price of our common stock. Moreover, effective internal controls are necessary to produce reliable financial reports and to prevent fraud. If we have deficiencies in our internal controls over financial reporting, it may negatively impact our business and operations.
Compliance with changing regulation relating to corporate governance and public disclosure may result in additional expenses.
Keeping abreast of, and in compliance with, changing laws, regulations, and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations, and revised NASDAQ Stock Market rules, have required an increased amount of management attention and external resources. We intend to invest all reasonably necessary resources to comply with evolving corporate governance and public disclosure standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.
Our common stock may continue to have a volatile public trading price and low trading volume.
The market price of our common stock has been volatile. Since our initial public offering in August 2003 through September 23, 2005, the price of our common stock on the NASDAQ Stock Market has ranged between $8.20 and $4.75. We may experience significant price and volume fluctuations in the future for many reasons, some of which may be unrelated to our operating performance.
Many factors may have a negative effect on the market price of our common stock, including:
•	Public announcements by us, our competitors or others

•	Regulatory developments concerning the availability of reimbursement pursuant to Medicare

•	Public concern about the safety or efficacy of pharmaceuticals

•	General market conditions and comments by securities analysts

•	Quarterly fluctuations in our revenues and financial results
Anti-takeover provisions in our governing documents and under Delaware law and our shareholder rights plan may make an acquisition of us more difficult.
We are incorporated in Delaware. We are subject to various legal and contractual provisions that may make a change in control of us more difficult. Our board of directors has the flexibility to adopt additional anti-takeover measures.
Our charter authorizes our board of directors to issue up to 50,000,000 shares of preferred stock and to determine the terms of those shares of stock without any further action by our stockholders. If the board of directors exercises this power to issue preferred stock, it could be more difficult for a third party to acquire a majority of our outstanding voting stock. Our charter also provides staggered terms for the members of our board of directors. This may prevent stockholders from replacing the entire board in a single proxy contest, making it more difficult for a third party to acquire control of us without the consent of our board of directors. Our equity incentive plans generally permit our board of directors to provide for acceleration of vesting of options granted under these plans in the event of certain transactions that result in a change of control. If our board of directors used its authority to accelerate vesting of options, then this action could make an acquisition more costly, and it could prevent an acquisition from going forward.
Section 203 of the Delaware General Corporation Law prohibits a corporation from engaging in a business combination with any holder of 15% or more of its capital stock until the holder has held the stock for three years unless, among other possibilities, the board of directors approves the transaction. Our board of directors could use this provision to prevent changes in management.

The provisions described above, as well as other provisions in our charter and bylaws and under the Delaware General Corporation Law, may make it more difficult for a third party to acquire our company, even if the acquisition attempt was at a premium over the market value of our common stock at that time.
FORWARD-LOOKING STATEMENTS
This prospectus and other documents we file with the SEC contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements concerning our expected results of operations, financial resources or our projected plans for the expansion of our business, as well as other estimates relating to future operations. Words or phrases of expectation or uncertainty like “expect,” “believe,” “continue,” “anticipate,” “estimate,” “may,” “will,” “could,” “opportunity,” “future,” “project,” variations of such words and similar expressions are intended to identify “forward-looking statements,” although not all forward-looking statements contain these identifying words.
Statements that are not historical facts are based on our current expectations, beliefs, assumptions, estimates, forecasts and projections for our business and the industry and markets in which we compete. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements.
We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. In addition, we advise you that the factors listed in the “Risk Factors” section beginning on page 3, as well as other factors we have not currently identified, could affect our financial or other performance and could cause our actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods or events in any forward-looking statement. We will not undertake and specifically decline any obligation to publicly release revisions to these forward-looking statements to reflect either circumstances after the date of the statements or the occurrence of events which may cause us to re-evaluate our forward-looking statements, except as may be required by law.
USE OF PROCEEDS
     Assuming the exercise of all the warrants, we will receive gross proceeds of $40,126,000. We intend to use the proceeds from the exercise of the warrants for working capital, operating expenses and other general corporate purposes. There is no assurance that the holders of the warrants will elect to exercise any or all of the warrants.
DETERMINATION OF OFFERING PRICE
     The offering price of the shares of common stock offered hereby is determined by reference to the exercise price of the warrants. The exercise price of the warrants is $5.00 per share.
DESCRIPTION OF THE WARRANTS
     A complete description of the terms of the warrants is set forth in the Warrant Agreement between us and Continental Stock Transfer & Trust Company, as warrant agent. The form of Warrant Agreement and the form of certificate for the warrants are attached as Exhibits 4.3 and 4.2, respectively, and incorporated by reference herein. The following description of the warrants does not purport to be complete and is qualified in its entirety by reference to such exhibits.
     Each warrant allows its holder to purchase one fully paid and non-assessable share of our common stock at the price of $5.00 per share. The warrants expire on August 25, 2007. We, in our sole discretion, may lower the exercise price at any time prior to the expiration date.
     We may call the warrants for redemption, in whole and not in part, at a price of $.01 per warrant at any time after the warrants become exercisable, upon not less than 30 days’ prior written notice of redemption to each warrantholder, and if, and only if, the reported last sale price of the common stock equals or exceeds $8.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrantholders.
     The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.
     The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
     No warrants will be exercisable unless at the time of exercise a prospectus relating to the common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. We have agreed to meet these conditions and to maintain a current prospectus relating to the common stock issuable upon exercise of the warrants until the expiration of the warrants, under the terms of the warrant agreement. However, we cannot assure you that we will be able to do so. The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.
     No fractional shares will be issued upon exercise of the warrants. However, if a warrantholder exercises all warrants then owned of record by him, we will pay to the warrantholder, in lieu of the issuance of any fractional share which is otherwise issuable to the warrantholder, an amount in cash based on the market value of the common stock on the last trading day prior to the exercise date.
     EarlyBirdCapital, who acted as the representative to the underwriters in connection with Millstream’s initial public offering, holds an option to purchase up to 350,000 units at a purchase price of $9.90 per unit. Each unit consists of one share of common stock and two warrants. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $6.00. If the option is exercised in full, we would receive gross proceeds of $3,465,000 and issue an additional 350,000 units consisting of 350,000 shares of our common stock and 700,000 warrants. If all of these warrants are exercised, we would issue an additional 700,000 shares of our common stock and receive additional gross proceeds of $4,200,000.
     The underwriter’s option was purchased for $100 and became exercisable in August 2004, upon the consummation of the merger of Millstream and NationsHealth Holdings. The underwriter’s option expires on August 25, 2008.
PLAN OF DISTRIBUTION
     Pursuant to the terms of the warrants, the shares of common stock will be distributed to those warrant holders who surrender the certificates representing the warrants and provide payment of the exercise price through their brokers to our warrant agent, Continental Stock Transfer & Trust Company.
LEGAL MATTERS
     The validity of the securities offered in this prospectus were passed upon for us by Klehr, Harrison, Harvey, Branzburg & Ellers LLP, Philadelphia, Pennsylvania.

EXPERTS
     Rachlin Cohen & Holtz LLP have audited our restated consolidated and combined financial statements included in our Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2004, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the Registration Statement. Our financial statements are incorporated by reference in reliance on Rachlin Cohen & Holtz LLP’s report, given on their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
     We have filed with the SEC a Post-Effective Amendment on Form S-3 to Form S-1 under the Securities Act of 1933, as amended, with respect to the shares of common stock offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information with respect to us and the common stock offered by this prospectus, please see the registration statement and exhibits filed with the registration statement. You may also contact us directly at NationsHealth, Inc., 13650 NW 8th Street, Suite 109, Sunrise, FL 33325 or by calling (954) 903-5000.
     You may also read and copy any materials we have filed with the SEC at the SEC’s Public Reference Room, located at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. In addition, our reports, proxy and information statements have been filed electronically with the SEC which can be accessed at http://www.sec.gov or alternatively through our website at http://www.nationshealth.com.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
     We are incorporating by reference certain information that we have filed with the SEC under the informational requirements of the Exchange Act, which means that we are disclosing it to you by referring to another document filed separately with the SEC. The information contained in the documents we are incorporating by reference is considered to be a part of this prospectus, and the information that we later file with the SEC will automatically update and supercede the information contained or incorporated by reference in this prospectus. Accordingly, we incorporate by reference:
•	The Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004 filed on March 25, 2005, as amended by Form 10-KSB/A filed on May 13, 2005;

•	The Quarterly Reports on Form 10-Q for the quarter ended March 31, 2005 filed on May 16, 2005 and for the quarter ended June 30, 2005 filed on August 15, 2005;

•	The Current Reports on Form 8-K filed on March 4, 2005, April 21, 2005, May 11, 2005, May 13, 2005, June 17, 2005, August 9, 2005, August 24, 2005 and September 6, 2005; and

•	The description of our common stock, par value $0.0001 per share, contained in the Section entitled “Description of Company’s Securities to Be Registered,” incorporated by reference from our definitive Proxy Statement filed on August 13, 2004 into our Amended Registration Statement on Form 8-A/A, filed on September 8, 2004, including any amendment or report filed for the purpose of updating the description of our common stock.
     All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and telephone number:
NationsHealth, Inc.
13650 NW 8th Street, Suite 109
Sunrise, Florida 33325
Attention: John D’Achille
(954) 903-5000
     In addition, copies of these filings are also available, without charge, on our Internet website at www.nationshealth.com as soon as reasonably practicable after they are filed electronically with the SEC.

     No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful. The delivery of this prospectus will not, under any circumstances, create any implication that the information is correct as of any time subsequent to the date of this prospectus.
NationsHealth, Inc.
8,025,200 Shares of
Common Stock

PROSPECTUS

The date of this prospectus is           , 2005

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     The estimated expenses payable by the Registrant in connection with the offering described in this registration statement will be as follows:

Nature of Expense	Amount
SEC Registration Fee	$3,256.23	*
Accounting Fees and Expenses	$50,000.00
Legal Fees and Expenses	$50,000.00
Total	$103,256.23

*	Already paid. See Explanatory Note following cover page of this Post-Effective Amendment No. 1 on Form S-3 to Form S-1.
Item 15. Indemnification of Directors and Officers.
     The Registrant’s Second Amended and Restated Certificate of Incorporation provides that to the extent permitted by the Delaware General Corporation Law, or the DGCL, directors of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Section 102(b)(7) of the DGCL, however, states that such a provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL relating to unlawful dividends, distributions or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit.
     Section 145 of the DGCL empowers a Delaware corporation to indemnify its officers and directors and specific other persons to the extent and under the circumstances set forth therein.
     The Registrant’s Amended and Restated By-laws provide that the Registrant shall indemnify and hold harmless, to the fullest extent permitted by the DGCL, any person against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with any threatened, pending or completed legal proceedings in which such person is involved by reason of the fact that he is or was a director, officer, employee or agent of the Registrant (or serving in any such capacity with another business organization at the request of the Registrant) if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. If the legal proceeding, however, is by or in the right of the Registrant, such director, officer, employee or agent may not be indemnified in respect of any claim, issue or matter as to which he shall have been adjudged to be liable to the Registrant unless a court determines otherwise.
     The Registrant maintains insurance policies that insure its directors and officers against damages arising out of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as officers and directors.
Item 16. Exhibits.
See the Exhibit Index immediately following the signature pages, which is incorporated herein by reference.
Item 17. Undertakings.
(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 on Form S-3 to Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunrise, State of Florida, on September 27, 2005.

NationsHealth, Inc.
By:	/s/ Glenn M. Parker, M.D.
	Name:	Glenn M. Parker, M.D.
	Title:	Chief Executive Officer

POWER OF ATTORNEY
     The undersigned directors and officers hereby constitute and appoint Glenn M. Parker, M.D. and Timothy Fairbanks, and each of them with full power to act without the other and with full power of substitution and resubstitution, as our true and lawful attorneys-in-fact and agents with full power to execute in our name in the capacities indicated below any and all amendments (including post-effective amendments) to this Registration Statement and to sign any and all additional registration statements relating to the same offering of securities as this Form S-3 that are filed pursuant to the requirements of the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and hereby ratify and confirm all that such attorneys-in fact and agents, or either of them, or their substitutes shall lawfully do or cause to be done by virtue thereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated as of September 27, 2005.

Signature	Title
/s/ Arthur Spector Arthur Spector	Chairman of the Board and Director

/s/ Glenn M. Parker, M.D. Glenn M. Parker, M.D.	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Timothy Fairbanks Timothy Fairbanks	Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)

/s/ Lewis P. Stone Lewis P. Stone	President and Director

/s/ Don K. Rice Don K. Rice	Director

/s/ Elliot F. Hahn, Ph.D. Elliot F. Hahn, Ph.D.	Director

/s/ George F. Raymond George F. Raymond	Director

Signature	Title
/s/ Richard R. Howard Richard R. Howard	Director

/s/ Gary D. Small, D.P.M. Gary D. Small, D.P.M.	Director

/s/ Raymond N. Steinman Raymond N. Steinman	Director

/s/ Michael D. Tabris Michael D. Tabris	Director

EXHIBIT INDEX

Exhibit No.	Description
2.1	Amended and Restated Agreement and Plan of Merger dated as of August 10, 2004 among the Registrant, N Merger L.L.C. and NationsHealth Holdings, L.L.C. Filed as Annex A to the Registrant’s Definitive Proxy Statement (File No. 000-50348) filed on August 13, 2004 and incorporated herein by reference.

4.1**	Specimen Common Stock Certificate.

4.2**	Specimen Warrant Certificate.

4.3**	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.

4.4	7 3/4% Secured Convertible Note issued by the Registrant to MHR Capital Partners (100) LP dated February 28, 2005. Filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 000-50348) filed March 4, 2005 and incorporated herein by reference.

4.5	7 3/4% Secured Convertible Note issued by the Registrant to MHR Capital Partners LP dated February 28, 2005. Filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K (File No. 000-50348) filed March 4, 2005 and incorporated herein by reference.

4.6	7 3/4% Secured Convertible Note issued by the Registrant to OTQ LLC dated February 28, 2005. Filed as Exhibit 4.3 to the Registrant’s Current Report on Form 8-K (File No. 000-50348) filed March 4, 2005 and incorporated herein by reference.

5.1**	Opinion of Klehr, Harrison, Harvey, Branzburg & Ellers LLP

23.1*	Consent of Rachlin Cohen & Holtz LLP.

23.2	Consent of Klehr, Harrison, Harve, Branzburg & Ellers LLP (included in Exhibit 5.1).

*	Filed herewith.

**	Previously filed.